For additional information, contact:
Tracie Youngblood
EVP & Chief Financial Officer
(229) 426-6000 (Ext 6003)

COLONY BANKCORP REPORTS SECOND QUARTER 2020 RESULTS

COMPANY DECLARES QUARTERLY CASH DIVIDEND OF $0.10 PER SHARE

FITZGERALD, GA. (July 22, 2020) – Colony Bankcorp, Inc. (Nasdaq: CBAN) (“Colony” or the “Company”) today reported net income of $2.2 million, or $0.23 per diluted share, for the second quarter of 2020, compared to $2.1 million, or $0.23 per diluted share, for the same period in 2019. Excluding payroll protection program and acquisition-related expenses, Colony reported operating net income of $2.4 million, or $0.25 adjusted earnings per diluted share, in the second quarter of 2020, compared to $3.6 million, or $0.40 adjusted earnings per diluted share, for the same period in 2019.

For the six months ended June 30, 2020, the Company reported net income of $3.8 million, or $0.40 per diluted share, compared to $4.9 million, or $0.56 per diluted share, for the same period in 2019. The Company reported operating net income of $4.9 million, or $0.52 adjusted earnings per diluted share, for the six months ended June 30, 2020, compared to $6.6 million, or $0.78 adjusted earnings per diluted share, for the same period in 2019.
The Company separately announced that on July 16, 2020, the Board of Directors declared a quarterly cash dividend of $0.10 per share, to be paid on its common stock on August 21, 2020, to shareholders of record as of the close of business on August 7, 2020.

Commenting on the announcement, Heath Fountain, President and Chief Executive Officer, said, “Despite operating in one of the most severe economic disruptions in our time, I am pleased to report that our diluted earnings per share increased 35% over the sequential quarter, and we were able to achieve similar earnings compared with the same period last year. The strong fundamentals underlying our business, diversification of revenue streams as seen by strong growth in mortgage banking income, and revenue contribution from our Small Business Specialty Lending Division give me confidence in our future.

“The COVID-19 pandemic continues to have severe economic disruptions across our operating markets. In these troubling times, we have continued to assist the liquidity needs of our customers, ensure the health and well-being of our employees and support the communities in which we operate. Under the Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”) enacted as part of the Coronavirus Aid, Relief and Economic Security Act, the Company originated approximately $137.8 million in gross PPP loans. Colony Bank brought on new customers under the program who did not previously have a relationship with us. Moreover, these customers executed new non-PPP loans, increased our deposits and will generate additional fee income. These types of multiple cross-selling opportunities of our diverse product offerings will allow us a unique opportunity to capture long-term customers.

“Our loan deferral balances related to the pandemic also decreased 38% from $182.0 million in the first quarter 2020 to $113.2 million at the end of this second quarter. The difference in the preceding amounts are now back to current principal and interest payments.

“Growth in net interest income of 15% year over year was partially offset by acquisition-related expenses associated with our purchases of LBC Bancshares, Inc. and PFB Mortgage. Despite the growth in our interest earnings assets, our net interest margin decreased 16 basis points to 3.41% compared with the year-earlier period due to the addition of lower yielding PPP loans offset by lowering our borrowing costs during the quarter as well as lower interest on the level of deposits on our balance sheets.

“Noninterest income saw strong growth, increasing 21% in the second quarter 2020 over the same period last year as a result of our strategic efforts to diversify our revenue streams with mortgage fee income increasing to $1.3 million in the current quarter compared to $544,000 in the second quarter of 2019 due to the acquisition of PFB Mortgage, as well as customers refinancing due to the lower rate environment. This increase in noninterest income was partially offset by increases in noninterest expense, such as increases in salaries and employee benefits due to the additional headcount, as well as increases in occupancy and equipment.

“Despite our strong asset quality, we recorded a higher provision for loan and lease losses in the second quarter of 2020 of $2.2 million, a substantial increase from $179,000 in the second quarter of 2019 and up from $2.0 million in the sequential period, due to increases in our loan portfolio and the current impaired economic operating environment. Our allowance for loan and lease losses now represents 0.92% of total loans outstanding, an increase from 0.73% in the year-earlier quarter and 0.85% on a sequential-quarter basis. Total nonperforming assets in the second quarter of 2020 is 0.75% of total assets, compared to 0.76% in the year-earlier quarter and 0.91% on a sequential-quarter basis.

“As a final thought, against the backdrop of the pandemic and the ensuing disruptions, our team is focused on controlling what we can in order to protect our business. Our investments in strategic acquisitions to diversify our business model, our expenditures in technological enhancements to stay connected to our customers, and our efforts to aggressively protect our capital position and credit metrics allow us to continue to drive our business forward. We also continue to monitor all state and local news to protect our employees and customers. Based on our diversified loan portfolio, capitalization, conservative loan underwriting philosophy and continued growth in several revenue streams, I am confident that we will come out of the current crises stronger,” concluded Fountain.

Balance Sheet

Total assets were $1.78 billion at June 30, 2020, an increase of $262.3 million, or 17.31%, from $1.51 billion at December 31, 2019. The increase in total assets was a result of increased loan production associated with the funding of approximately 1,700 PPP loans which also generated much higher balances in our interest-bearing deposits with other banks as of June 30, 2020.

Total loans, including loans held for sale, were $1.13 billion at June 30, 2020, an increase of $151.6 million, or 15.49%, from $978.9 million at December 31, 2019. The growth in loans was primarily a result of PPP loan production during the second quarter 2020, which totaled $137.8 million in gross PPP loans at June 30, 2020.

Total deposits at June 30, 2020 were $1.42 billion, an increase of $128.0 million, or 9.90%, compared to total deposits of $1.29 billion at December 31, 2019. Noninterest-bearing deposits accounted for the majority of the increase in total deposits, with an increase of $96.2 million, or 41.36%, compared to December 31, 2019. The growth in noninterest-bearing deposits was attributable to PPP-related deposits. In addition, our participation in the PPP loan program resulted in an increase in borrowings, specifically through the Payroll Protection Program Liquidity Facility (“PPPLF”) which totaled $134.5 million at June 30, 2020.

Capital

Colony continues to maintain a strong capital position, with ratios that exceed regulatory minimums required to be classified as “well-capitalized.” At June 30, 2020, the Company’s preliminary tier one leverage ratio, tier one capital ratio, total risk-based capital ratio and common equity tier one capital ratio were 7.77%, 12.39%, 13.32% and 10.26%, respectively. In comparison, at December 31, 2019, the Company reported tier one leverage ratio, tier one capital ratio, total risk-based capital ratio and common equity tier one capital ratio of 8.92%, 12.52%, 13.17% and 10.33%, respectively.

Net Interest Margin

Net interest income was $13.5 million for the second quarter of 2020, compared with $11.8 million for the same quarter in 2019. Net interest margin for the second quarter of 2020 was 3.41%, down twenty-two basis points on a sequential-quarter basis and twenty basis points compared with the year-earlier quarter. The decrease in net interest margin in the second quarter 2020, was primarily due to lower yielding PPP loans combined with an increase in lower yielding, highly liquid assets.

Asset Quality

Nonperforming assets totaled $13.2 million and $11.6 million at June 30, 2020 and 2019, respectively. OREO and repossessed assets totaled $1.8 million at June 30, 2020, an increase of $741,000 or 70.91%, compared to the same quarter in 2019. While nonperforming assets have increased year-over-year, primarily as a result of increased traditional loan production, asset quality remains strong with overall improvement as of the second quarter of 2020 compared to previous quarter and year-over-year comparisons.

In the second quarter of 2020, net loan charge-offs were $295,000 or 0.12% of average loans compared with net recovery of $21,000 in the second quarter of 2019. The loan loss reserve was $10.3 million or 0.92% of total loans on June 30, 2020, compared with $6.8 million or 0.73% of total loans at June 30, 2019. The loan and lease losses reserve methodology resulted in a $2.2 million provision for loan loss and lease loss expense for the quarter ended June 30, 2020, compared with $179,000 for the comparable 2019 period. The increase in the provision for loan and lease loss expense was directly impacted by the current economic disruptions resulting from the COVID-19 pandemic crisis.

Noninterest Income

Noninterest income totaled $4.8 million for the second quarter of 2020, an increase of $409,000 or 9.2%, on a sequential-quarter comparison. The increase during the second quarter 2020 is primarily a result of significant increases in mortgage loan production because of consumers continuing to refinance due to the lower rate environment.

Noninterest Expense

Noninterest expense totaled $13.4 million for the second quarter of 2020, an increase of $837,000 or 6.59%, on a sequential-quarter comparison. The increase in noninterest expense compared to the previous quarter primarily resulted from increases in salaries and employee benefits and other noninterest expenses. Other noninterest expense, which encompasses several categories of activity, increased primarily due to increases in regulatory assessments and software expenses.

About Colony Bankcorp

Colony Bankcorp, Inc. is the bank holding company for Colony Bank. Founded in 1975 and headquartered in Fitzgerald, Georgia, Colony operates 33 locations throughout Georgia. The Homebuilder Finance Division helps the local construction industry with building and construction loans, and the Small Business Specialty Lending Division assists small businesses with government guaranteed loans. The Bank also helps its customers achieve their goal of home ownership through Colony Bank Mortgage. Colony’s common stock is traded on the NASDAQ Global Market under the symbol “CBAN.” For more information, please visit www.colony.bank. You can also follow the Company on Facebook or on Twitter @colony_bank.

Forward-Looking Statements

Certain statements contained in this press release that are not statements of historical fact constitute “forward-looking statements” within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, certain statements may be contained in the Company’s future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Company that are not statements of historical fact and constitute “forward-looking statements” within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Examples of forward-looking statements include, but are not limited to: (i) projections and/or expectations of revenues, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statement of plans and objectives of Colony Bankcorp, Inc. or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; (iv) statements regarding growth strategy, capital management, liquidity and funding, and future profitability; (v) statements regarding the potential effects of the COVID-19 pandemic on the Company’s business and financial results and conditions; and (vi) statements of assumptions underlying such statements. Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: the impact of the COVID-19 pandemic on the Company’s assets, business, cash flows, financial condition, liquidity, prospects and results of operations; potential increases in the provision for loan losses resulting from the COVID-19 pandemic; the Company’s ability to implement its various strategic and growth initiatives; competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; interest rate risk; legislation or regulatory changes which adversely affect the ability of the consolidated Company to conduct business combinations or new operations, including changes to statutes, regulations or regulatory policies or practices as a result of, or in response to COVID-19; adverse results from current or future litigation, regulatory examinations or other legal and/or regulatory actions, including as a result of the Company’s participation in and execution of government programs related to the COVID-19 pandemic; and risks that the anticipated benefits from the transactions with LBC Bancshares, Inc. and PFB Mortgage are not realized in the time frame anticipated or at all as a result of changes in general economic and market conditions or other unexpected factors or events. These and other factors, risks and uncertainties could cause the actual results, performance or achievements of the Company to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements. Many of these factors are beyond the Company’s ability to control or predict.

Forward-looking statements speak only as of the date on which such statements are made. These forward-looking statements are based upon information presently known to the Company’s management and are inherently subjective, uncertain and subject to change due to any number of risks and uncertainties, including, without limitation, the risks and other factors set forth in the Company’s filings with the Securities and Exchange Commission, the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors,” and in the Company’s quarterly reports on Form 10-Q and current reports on Form 8-K. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on these forward-looking statements.

Explanation of Certain Unaudited Non-GAAP Financial Measures

The measures entitled operating noninterest expense; operating net income; adjusted earnings per diluted share; tangible book value per common share and operating efficiency ratio are not measures recognized under U.S. generally accepted accounting principles (GAAP) and therefore are considered non-GAAP financial measures. The most comparable GAAP measures are noninterest expense, net income, diluted earnings per share, book value per common share and efficiency ratio, respectively.

Management uses these non-GAAP financial measures in its analysis of the Company's performance and believes these presentations provide useful supplemental information, and a clearer understanding of the Company's performance, and if not provided would be requested by the investor community. The Company believes the non-GAAP measures enhance investors' understanding of the Company's business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently.

These disclosures should not be considered an alternative to GAAP. The computations of operating noninterest expense; operating net income; adjusted earnings per diluted share; tangible book value per common share and operating efficiency ratio and the reconciliation of these measures to noninterest expense, net income, diluted earning per share, book value per common share and efficiency ratio are set forth in the table below.

Colony Bankcorp, Inc.
Reconciliation of Non-GAAP Measures

	2020		2019
(dollars in thousands, except per share data)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Operating noninterest expense reconciliation
Noninterest expense (GAAP)	$13,375	$13,251	$13,496	$13,358	$13,014
Acquisition-related expenses	(220)	(287)	(861)	(2,076)	(1,928)
Operating noninterest expense	$13,155	$12,964	$12,635	$11,282	$11,086

Operating net income reconciliation
Net income (GAAP)	$2,214	$1,603	$2,756	$2,518	$2,101
Acquisition-related expenses	220	287	335	861	1,928
Income tax benefit	(46)	(60)	(70)	(181)	(404)
Operating net income	$2,388	$1,830	$3,021	$3,198	$3,625
Weighted average diluted shares	9,498,783	9,498,783	9,494,859	9,494,771	9,089,461
Adjusted earnings per diluted share	$0.25	$0.19	$0.32	$0.34	$0.40

Tangible book value per common share reconciliation
Book value per common share (GAAP)	$14.59	$14.35	$13.74	$13.65	$13.32
Effect of goodwill and other intangibles	(1.96)	(2.06)	(2.06)	(2.04)	(2.07)
Tangible book value per common share	$12.63	$12.29	$11.68	$11.61	$11.25

Operating efficiency ratio calculation
Efficiency ratio (GAAP)	72.75%	77.32%	77.24%	79.94%	82.24%
Acquisition-related expenses	(1.20)	(1.68)	(1.92)	(5.26)	(12.18)
Operating efficiency ratio	71.55%	75.64%	75.32%	74.68%	70.06%

Colony Bankcorp, Inc.
Selected Financial Information

	2020		2019
(dollars in thousands, except per share data)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
EARNINGS SUMMARY
Net interest income	$13,541	$12,704	$12,992	$12,648	$11,825
Provision for loan losses	2,200	1,956	581	214	179
Non-interest income	4,843	4,434	4,412	4,039	4,000
Non-interest expense	13,375	13,251	13,496	13,358	13,014
Income taxes	595	328	571	597	531
Net income	2,214	1,603	2,756	2,518	2,101
PERFORMANCE MEASURES
Per common share:
Common shares outstanding	9,498,783	9,498,783	9,498,783	9,498,783	9,498,937
Weighted average basic shares	9,498,783	9,498,783	9,494,859	9,494,771	9,089,461
Weighted average diluted shares	9,498,783	9,498,783	9,494,859	9,494,771	9,089,461
Earnings per basic share	$0.23	$0.17	$0.29	$0.27	$0.23
Earnings per diluted share	0.23	0.17	0.29	0.27	0.23
Adjusted earnings per diluted share	0.25	0.19	0.32	0.34	0.40
Cash dividends declared per share	0.10	0.10	0.075	0.075	0.075
Common book value per share	14.59	14.35	13.74	13.65	13.32
Tangible common book value per share	12.63	12.29	11.68	11.61	11.25

Performance ratios:
Net interest margin (a)	3.41%	3.63%	3.72%	3.64%	3.61%
Return on average assets	0.52	0.42	0.73	0.67	0.60
Return on average total equity	6.47	4.79	8.47	7.86	7.43
Efficiency ratio	72.75	77.32	77.24	79.94	82.24
Operating efficiency ratio (b)	71.55	75.64	75.32	74.68	70.06

ASSET QUALITY
Nonperforming loans (NPLs)	$11,459	$10,130	$9,179	$9,572	$10,383
Other real estate owned	1,769	847	1,320	775	987
Repossessed assets	17	19	13	8	58
Total nonperforming assets (NPAs)	13,245	10,996	10,512	10,355	11,428
Classified loans	20,619	23,093	21,084	20,103	23,656
Criticized loans	52,200	46,600	51,182	42,765	42,336
Net loan charge-offs	295	435	317	403	(21)
Allowance for loan losses to total loans	0.92%	0.85%	0.71%	0.69%	0.73%
Allowance for loan losses to total NPLs	89.79	64.81	74.77	68.95	65.38
Allowance for loan losses to total NPAs	77.68	60.83	65.29	63.73	59.41
Net charge-offs to average loans	0.12	0.18	0.13	0.17	—
NPLs to total loans	1.03	1.13	0.95	1.00	1.11
NPAs to total assets	0.75	0.91	0.69	0.70	0.76
NPAs to total loans and other real estate owned	1.19	1.39	1.08	1.08	1.18

AVERAGE BALANCES
Total assets	$1,702,902	$1,516,191	$1,503,521	$1,492,852	$1,409,265
Loans, net	1,016,787	974,614	961,756	942,356	866,841
Deposits	1,384,739	1,293,784	1,278,987	1,272,561	1,219,274
Total stockholders’ equity	137,213	134,304	130,217	128,172	113,161
(a) Computed using fully taxable-equivalent net income.
(b) Non-GAAP measure - see “Explanation of Certain Unaudited Non-GAAP Financial Measures” for more information and reconciliation to GAAP

Colony Bankcorp, Inc.
Average Balance Sheet and Net Interest Analysis
(dollars in thousands)
	Six Months Ended June 30,
	2020			2019
	Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates
Assets
Interest-earning assets:
Loans, net of unearned income [1]	$1,037,242	$26,989	5.22%	$828,234	$22,783	5.52%
Investment securities, taxable	335,836	$3,746	2.24%	376,161	$4,596	2.45%
Investment securities, tax-exempt [2]	4,941	$42	1.70%	2,103	$28	2.67%
Deposits in banks and short term investments	122,885	$332	0.54%	61,429	$704	2.30%
Total interest-earning assets	1,500,904	31,109	4.16%	1,267,927	28,111	4.45%
Noninterest-earning assets	106,932			66,888
Total assets	$1,607,836			$1,334,815
Liabilities and stockholders' equity
Interest-bearing liabilities:
Interest-earning demand and savings	$747,273	$1,342	0.36%	$596,212	$1,974	0.66%
Other time	323,073	2,279	1.41%	355,731	2,780	1.57%
Total interest-bearing deposits	1,070,346	3,621	0.68%	951,943	4,754	1.00%
Federal Home Loan Bank advances	41,038	468	2.29%	46,218	506	2.20%
Paycheck Protection Program Liquidity Facility	49,561	87	0.35%	—	—	—%
Other borrowings	38,745	688	3.56%	24,229	669	5.54%
Total other interest-bearing liabilities	129,344	1,243	1.93%	70,447	1,175	3.35%
Total interest-bearing liabilities	1,199,690	4,864	0.81%	1,022,390	5,929	1.16%
Noninterest-bearing liabilities:
Demand deposits	$266,163			$204,012
Other liabilities	6,223			3,571
Stockholders' equity	135,760			104,842
Total noninterest-bearing liabilities and stockholders' equity	408,146			312,425
Total liabilities and stockholders' equity	$1,607,836			$1,334,815
Interest rate spread			3.34%			3.28%
Net interest income		$26,245			$22,182
Net interest margin			3.51%			3.51%
1The average balance of loans includes the average balance of nonaccrual loans. Income on such loans is recognized and recorded on the cash basis.
2 Taxable-equivalent adjustments totaling $37,000 and $43,000 six months period ended June 30, 2020 and 2019, respectively, are included in tax-exempt interest on investment securities. The adjustments are based on federal tax rate of 21% with appropriate reductions for the effect of disallowed interest expense incurred in carrying tax-exempt obligations.

	Three Months Ended June 30,
	2020			2019
	Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates
Assets
Interest-earning assets:
Loans, net of unearned income [3]	$1,094,299	$13,699	5.02%	$866,841	$12,313	5.70%
Investment securities, taxable	331,378	1,757	2.13%	385,374	2,399	2.50%
Investment securities, tax-exempt [4]	8,959	37	1.66%	2,228	17	3.06%
Deposits in banks and short term investments	159,902	48	0.12%	59,894	369	2.47%
Total interest-earning assets	1,594,538	15,541	3.91%	1,314,337	15,098	4.61%
Noninterest-earning assets	108,364			94,928
Total assets	$1,702,902			$1,409,265
Liabilities and stockholders' equity
Interest-bearing liabilities:
Interest-earning demand and savings	$766,692	$407	0.21%	$624,196	$1,136	0.73%
Other time	311,334	996	1.28%	368,116	1,496	1.63%
Total interest-bearing deposits	1,078,026	1,403	0.52%	992,312	2,632	1.06%
Federal Home Loan Bank advances	36,500	211	2.32%	49,070	374	3.06%
Paycheck Protection Program Liquidity Facility	99,124	87	0.35%	—	—	—%
Other borrowings	38,694	299	3.10%	24,229	267	4.42%
Total other interest-bearing liabilities	174,318	597	1.37%	73,299	641	3.51%
Total interest-bearing liabilities	1,252,344	2,000	0.64%	1,065,611	3,273	1.23%
Noninterest-bearing liabilities:
Demand deposits	$306,713			$226,862
Other liabilities	6,632			3,631
Stockholders' equity	137,213			113,161
Total noninterest-bearing liabilities and stockholders' equity	450,558			343,654
Total liabilities and stockholders' equity	$1,702,902			$1,409,265
Interest rate spread			3.27%			3.38%
Net interest income		$13,541			$11,825
Net interest margin			3.41%			3.61%
3 The average balance of loans includes the average balance of nonaccrual loans. Income on such loans is recognized and recorded on the cash basis.
4 Taxable-equivalent adjustments totaling $6,000 and $9,000 for the three months period ended June 30, 2020 and 2019, respectively, are included in tax-exempt interest on investment securities. The adjustments are based on federal tax rate of 21% with appropriate reductions for the effect of disallowed interest expense incurred in carrying tax-exempt obligations.

Colony Bankcorp, Inc.
Payroll Protection Program Analytics
	Three Months Ended	Six Month Ended
	June 30, 2020	June 30, 2020
Net interest margin	3.41%	3.51%
Paycheck protection program	(0.04)%	(0.02)%
Adjusted net interest margin	3.37%	3.49%

Net interest spread	3.27%	3.34%
Paycheck protection program	(0.06)%	(0.03)%
Adjusted net interest spread	3.21%	3.31%

Allowance for loan loss to total loans	0.92%	0.92%
Paycheck protection program	0.13%	0.13%
Adjusted allowance for loan loss to total loans	1.05%	1.05%

NPLs to total loans	1.07%	1.07%
Paycheck protection program	0.14%	0.14%
Adjusted NPLs to total loans	1.21%	1.21%

NPA to total assets	0.77%	0.77%
Paycheck protection program	0.06%	0.06%
Adjusted NPA to total assets	0.83%	0.83%

NPAs to total loans and other real estate	1.22%	1.22%
Paycheck protection program	0.17%	0.17%
Adjusted NPAs to total loans and other real estate	1.39%	1.39%

Colony Bankcorp, Inc.
Segment Reporting
	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in thousands)	2020	2019	2020	2019
Banking Division
Net interest income	$12,730	$11,806	$25,386	$22,163
Provision for loan losses	2,200	179	4,156	310
Noninterest income	2,901	3,148	5,950	5,482
Noninterest expenses	11,045	12,168	22,712	21,194
Income taxes	320	525	688	1,224
Segment profit	$2,066	$2,082	$3,780	$4,917

Total segment assets	$1,622,608	$1,502,974	$1,622,608	$1,502,974

Mortgage Banking Division
Net interest income	$82	$19	$116	$19
Provision for loan losses	—	—	—	—
Noninterest income	1,821	852	3,074	852
Noninterest expenses	1,697	846	2,892	846
Income taxes	43	6	54	6
Segment profit	$163	$19	$244	$19

Total segment assets	$17,578	$3,998	$17,578	$3,998

Small Business Specialty Lending Division
Net interest income	$729	$—	$743	$—
Provision for loan losses	—	—	—	—
Noninterest income	121	—	380	—
Noninterest expenses	633	—	1,149	—
Income taxes	232	—	181	—
Segment loss	$(15)	$—	$(207)	$—

Total segment assets	$137,382	$—	$137,382	$—

Total Consolidated
Net interest income	$13,541	$11,825	$26,245	$22,182
Provision for loan losses	2,200	179	4,156	310
Noninterest income	4,843	4,000	9,404	6,334
Noninterest expenses	13,375	13,014	26,753	22,040
Income taxes	595	531	923	1,230
Segment profit	$2,214	$2,101	$3,817	$4,936

Total segment assets	$1,777,568	$1,506,972	$1,777,568	$1,506,972

Colony Bankcorp, Inc.
Consolidated Balance Sheets
	June 30, 2020	December 31, 2019
(dollars in thousands)	(unaudited)	(audited)
ASSETS
Cash and due from banks	$17,313	$15,570
Interest-bearing deposits in banks and federal funds sold	173,733	88,522
Cash and cash equivalents	191,046	104,092
Investment securities available for sale, at fair value	373,610	347,332
Other investments, at cost	3,954	4,288
Loans held for sale	16,537	10,076
Loans, net of unearned income	1,113,977	968,814
Allowance for loan losses	(10,289)	(6,863)
Loans, net	1,103,688	961,951
Premises and equipment	33,276	32,482
Other real estate	1,769	1,320
Goodwill and other intangible assets	18,670	19,533
Other assets	35,018	34,239
Total assets	$1,777,568	$1,515,313

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Noninterest-bearing	$328,850	$232,635
Interest-bearing	1,092,908	1,061,107
Total deposits	1,421,758	1,293,742
Federal Home Loan Bank advances	36,500	47,000
Paycheck Protection Program Liquidity Facility	134,500	—
Other borrowed money	38,292	38,792
Accrued expenses and other liabilities	7,924	5,273
Total liabilities	1,638,974	1,384,807

Stockholders’ equity
Common stock, $1 par value; 20,000,000 shares authorized, 9,498,783 issued and outstanding, respectively	9,499	9,499
Paid in capital	43,199	43,667
Retained earnings	78,895	76,978
Accumulated other comprehensive income, net of tax	7,001	362
Total stockholders’ equity	138,594	130,506
Total liabilities and stockholders’ equity	$1,777,568	$1,515,313

Colony Bankcorp, Inc.
Consolidated Statements of Income (unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
(dollars in thousands, except per share data)
Interest income:
Loans, including fees	$13,699	$12,313	$26,989	$22,783
Investment securities, including tax exempt of $37, $6, $43, and $9, respectively	1,794	2,416	3,788	4,624
Deposits in banks and short term investments	48	369	332	704
Total interest income	15,541	15,098	31,109	28,111

Interest expense:
Deposits	1,403	2,632	3,621	4,754
Federal Home Loan Bank advances	211	246	468	506
Paycheck Protection Program Liquidity Facility	87	—	87	—
Other borrowings	299	395	688	669
Total interest expense	2,000	3,273	4,864	5,929
Net interest income	13,541	11,825	26,245	22,182
Provision for loan losses	2,200	179	4,156	310
Net interest income after provision for loan losses	11,341	11,646	22,089	21,872

Noninterest income:
Service charges on deposits	886	1,070	2,190	2,034
Other service charges, commissions and fees	1,522	1,110	2,785	2,010
Mortgage fee income	1,827	544	3,089	687
Gain on sale of SBA loans	46	—	256	—
Gain on sale of securities	—	65	293	65
Other	562	1,211	791	1,538
Total noninterest income	4,843	4,000	9,404	6,334

Noninterest expense:
Salaries and employee benefits	7,729	6,292	15,227	11,663
Occupancy and equipment	1,316	1,144	2,634	2,169
Acquisition related	220	1,928	507	1,961
Other	4,110	3,650	8,385	6,247
Total noninterest expense	13,375	13,014	26,753	22,040
Income before income taxes	2,809	2,632	4,740	6,166
Income taxes	595	531	923	1,230
Net income	$2,214	$2,101	$3,817	$4,936
Earnings per common share:
Basic	$0.23	$0.23	$0.40	$0.56
Diluted	0.23	0.23	0.40	0.56
Weighted average common shares outstanding:
Basic	9,498,783	9,089,461	9,498,783	8,764,909
Diluted	9,498,783	9,089,461	9,498,783	8,764,909

Colony Bankcorp, Inc.
Quarterly Comparison
	2020		2019
(in thousands, except per share data)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Assets	$1,777,568	$1,510,048	$1,515,313	$1,477,682	$1,506,972
Loans, net	1,103,688	980,642	961,951	951,559	927,917
Deposits	1,421,758	1,293,076	1,293,742	1,251,273	1,297,723
Total equity	138,594	136,072	130,506	129,651	126,509
Net income	2,214	1,603	2,757	2,518	2,101
Net income per basic share	0.23	0.17	0.29	0.27	0.23

Key Performance Ratios:
Return on average assets	0.52%	0.42%	0.73%	0.67%	0.60%
Return on average total equity	6.47%	4.79%	8.47%	7.86%	7.43%
Total equity to total assets	7.80%	9.01%	8.61%	8.77%	8.39%
Tangible equity to tangible assets	6.82%	7.83%	7.42%	7.56%	7.19%
Net interest margin	3.41%	3.63%	3.72%	3.64%	3.57%

Colony Bankcorp, Inc.
Quarterly Loan Comparison
	2020		2019
(in thousands)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Legacy	$995,245	$840,652	$848,088	$826,309	$796,045
Purchased	118,732	148,374	120,726	132,414	139,226
Total	$1,113,977	$989,026	$968,814	$958,723	$935,271